Press Release

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES FULL YEAR AND FOURTH QUARTER RESULTS,

DIVIDEND, AND PARTIAL REPURCHASE OF EXCESS CAPITAL STOCK

PITTSBURGH, February 22, 2012 – The Federal Home Loan Bank of Pittsburgh today announced unaudited financial results for full year and fourth quarter 2011. FHLBank recorded net income of $38.0 million for the year 2011 and $10.9 million for fourth quarter. The Bank’s Board of Directors declared a dividend of 0.10 percent annualized, payable to the Bank’s stockholders on February 23, 2012. Also on that date, the Bank will repurchase excess capital stock consistent with its practice in past quarters.

Operating Results
For the year ended December 31, 2011, the Bank recorded net income of $38.0 million, up $29.7 million from $8.3 million for the year ended December 31, 2010. This improvement was driven primarily by lower other-than-temporary impairment (OTTI) credit losses on the Bank’s private-label mortgage-backed securities (MBS), partially offset by lower net interest income. OTTI credit losses were $(45.1) million for the year ended December 31, 2011 compared to $(158.4) million for the full year 2010. Net interest income for the year ended December 31, 2011 was $154.4 million, down $78.9 million compared to $233.3 million for the year ended December 31, 2010.

For the fourth quarter 2011, the Bank recorded net income of $10.9 million, down $10.6 million compared to $21.5 million in fourth quarter 2010. This decrease was primarily due to lower net interest income, partially offset by lower OTTI credit losses on the Bank’s private-label MBS portfolio, which were $(7.6) million for fourth quarter 2011 compared to $(13.1) million for fourth quarter 2010.

“We are encouraged by our 2011 financial results, which are built on a foundation of enhanced risk management,” said Winthrop Watson, President and Chief Executive Officer. “The dividend declaration and partial repurchase of our members’ excess capital stock, along with our continued support of the Affordable Housing Program, are gratifying aspects of improved performance.”

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more601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports 2011 Results – page two

The Bank actively monitors the credit quality of its MBS. It is not possible to predict the magnitude of additional OTTI charges in the future because that will depend on many factors, including economic, financial market and housing market conditions as well as the actual and projected performance of the loan collateral underlying the Bank’s MBS.

As previously reported, the vast majority of the securities in the Bank’s private-label MBS portfolio were AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain private-label MBS, which it otherwise would not have owned, on which it has recognized losses. The Bank has filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations.

Balance Sheet Highlights
Advances totaled $30.6 billion at December 31, 2011, an increase of $897 million, or 3.0%, from $29.7 billion at December 31, 2010. Advance demand had been declining steadily since late 2008 due to increased customer deposits. Although the pace of the advance decline slowed throughout the first three quarters of 2011, in the fourth quarter advance balances increased $4.8 billion, primarily due to increased member liquidity needs.

At December 31, 2011, total assets were $52.0 billion, a decrease of $1.4 billion, or 2.6%, from $53.4 billion at December 31, 2010. Total capital at December 31, 2011 was $3.7 billion, a decrease of $498 million, or 12.0%, from $4.2 billion at December 31, 2010. The decrease in total capital was due to partial excess capital stock repurchases during 2011 totaling $715 million, partially offset by a reduction in accumulated other comprehensive loss and higher retained earnings.

The portion of OTTI losses previously reported as noncredit losses in accumulated other comprehensive income (loss) (AOCI) improved to $(168.1) million at December 31, 2011 from $(222.5) million at December 31, 2010. This improvement was due to paydowns as well as the reclassification of certain noncredit losses to credit losses during 2011. Total retained earnings at December 31, 2011 were $435.3 million, up $38.0 million, or 9.6%, from $397.3 million at December 31, 2010. Total retained earnings at December 31, 2011 included $4.5 million of restricted retained earnings. At December 31, 2011, the Bank had regulatory capital of $3.9 billion and exceeded all regulatory capital requirements.

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FHLBank Pittsburgh Reports 2011 Results – page three

The Board of Directors declared a dividend equal to an annual yield of 0.10 percent. The dividend will be calculated on stockholders’ average balances during the period October 1, 2011 to December 31, 2011 and credited to stockholders’ accounts on Thursday, February 23, 2012. Also on February 23, 2012, the Bank will repurchase excess capital stock. The amount of excess capital stock to be repurchased from any member will be the lesser of five percent of the member’s total capital stock outstanding or its excess capital stock outstanding.

The Bank will continue to monitor the condition of its private-label residential MBS portfolio, its overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of dividends and excess capital stock repurchases in future quarters.

Detailed financial information regarding full year 2011 will be available in the Bank’s 2011 Annual Report on Form 10-K, which the Bank anticipates filing on or after March 16, 2012. Detailed financial information regarding the first nine months of 2011 is available in the Bank’s 2011 Quarterly Reports on Form 10-Q and detailed information regarding 2010 is available in the 2010 Annual Report on Form 10-K, all of which can be accessed through the Bank’s website at www.fhlb-pgh.com or on the SEC’s website at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded and does not use taxpayer dollars. At December 31, 2011, it had 300 members in its district of Delaware, Pennsylvania and West Virginia and approximately $52 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, general economic conditions (including effects on, among other things, mortgage-backed securities), the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), changes in our membership profile, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, regulatory actions or approvals, competitive pressure from alternative member funding sources, government actions and programs in response to the credit crisis, accounting adjustments or requirements, interest-rate volatility, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and changes in the System’s debt rating or the Bank’s rating. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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FHLBank Pittsburgh Reports 2011 Results – page four

Unaudited Condensed Statements of Condition and Operations
(in millions)

Statement of Condition	December 31, 2011	December 31, 2010
ASSETS:
Investments (1)	$16,639.5	$18,751.7
Advances	30,604.8	29,708.4
Mortgage loans held for portfolio, net	3,833.1	4,483.0
All other assets	916.9	443.6

Total assets	$51,994.3	$53,386.7

LIABILITIES:
Consolidated obligations, net	$46,534.5	$47,211.4
All other liabilities	1,796.9	2,014.4

Total liabilities	48,331.4	49,225.8
CAPITAL:
Capital stock	3,389.9	3,986.9
Total retained earnings	435.3	397.3
Accumulated other comprehensive loss	(162.3)	(223.3)

Total capital	3,662.9	4,160.9

Total liabilities and capital	$51,994.3	$53,386.7

(1) Includes held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits and Federal funds sold.

	For the three months		For the year ended
	ended December 31,		December 31,
Statement of Operations	2011	2010	2011	2010
Total interest income	$187.1	$237.8	$776.3	$974.6
Total interest expense	145.4	173.2	621.9	741.3

Net interest income	41.7	64.6	154.4	233.3
Provision (reversal) for credit losses	3.6	0.3	10.0	(2.4)
Total OTTI losses	—	—	(3.2)	(22.6)
Portion of OTTI losses recognized in
other comprehensive loss	(7.6)	(13.1)	(41.9)	(135.8)

Net OTTI losses	(7.6)	(13.1)	(45.1)	(158.4)
All other income (loss)	2.4	(5.5)	12.1	2.3

All other expense	20.8	21.2	65.0	68.3

Income before assessments	12.1	24.5	46.4	11.3

Affordable Housing Program	1.2	0.9	4.7	0.9
REFCORP	—	2.1	3.7	2.1

Total assessments	1.2	3.0	8.4	3.0
Net income	$10.9	$21.5	$38.0	$8.3